LEASE AGREEMENT

Between:

1.     nv The Old Decanter (formerly nv Art Selection), with registered office at
        9930 Zomergem, Rijvers 81, Register of Companies Ghent no. 140.660,

herein represented by its managing director Mr Jean-Pierre Stampaert,

hereinafter referred to as the Lessor,

and

2.     nv Remedent, with registered office at 9831 Deurle, Xavier De Cocklaan 42, Register of Companies Ghent no. 199.755,

herein represented by its legal representative Mr Guy De Vreese,

hereinafter referred to as the Lessee,

the following is agreed and accepted:

Article 1: Object

The lessor leases to the lessee, who accepts, the real estate property situated at St Martens Latem, Xavier De Cocklaan 42, comprising the front area with parking space, the building and the warehouse behind it, the property is well-known by the lessee, who does not require a further description.

Article 2: Use

The leased property will be used for office space and the storage of oral care and dentistry products and equipment and their distribution. The goods will never be distributed directly to consumers, but always through specialised companies and sectors.

It is therefore explicitly agreed that the leased property shall not be used for retail activities in which there is a direct contact with the public, even if the current premises are used as showroom or demonstration room.

The present agreement shall therefore under no circumstances be subject to commercial lease contract law.

Article 3: Rent

The parties agree on a monthly rent of BEF 253,000/month payable in advance at the start of every month to the lessor’s account number: 448-4672221-23.

The rent shall always be legally due without requiring notice of default.

Any delays in paying the rent will create a claim for statutory late payment interest amounting to 1% a month, in which every month that is started will be considered a full month.

Article 4: Rent adjustment

The rent is adjusted to the cost of living.

This adjustment takes place every year on the day the lease agreement first became effective.

The adjustment takes place on the basis of the fluctuations of the consumer price index, according to the following formula:

basic rent x new index figure

-----------------------------------	= new rent

initial index figure

The initial index figure is the consumer price index of the month preceding the month when the lease agreement was concluded.

The new rent will be legally valid without the lessor being required to send a notification or default notice.

In case of a change in or the abolishment of the calculation of the consumer price index, the parties agree that the rent increase will become linked to the alternative index which will then be published in the Belgian Official Journal or to any other system which will replace the retail price index, without this ever resulting in the new rent being lower than the rent applicable at that time.

Article 5: Taxes and levies

All taxes, levies and duties applicable to the property that is made available, including real estate taxes, taxes on the lessee’s activities, taxes levied by the state, municipality, province, federation of towns or agglomeration, region or community or any other public authority, shall be paid by the lessee.

If rents become subjected to VAT in the future, the lessee shall be the only one responsible to pay it, in addition to the rent.

Article 6: Individual charges

The leased property is equipped with distribution installations for water, electricity and gas. The connections costs, subscriptions and use of utilities such as water, electricity, telephone etc. shall be paid by the lessee.

Article 7: Deposit

As a guarantee that the lessee shall comply with the obligations specified in this agreement, he will present to the lessor, within 30 days after the start of this agreement, a bank guarantee for an amount of 3 months rent.

Article 8: Duration and start of the agreement

The lease shall last 9 years and starts on 1 January 2002.

During this 9-year period the lessor will not be able to terminate the agreement. During this 9-year period the lessee will be able to terminate this agreement at the end of the third year and at the end of the 6th year, provided he notifies the lessor by means of registered letter at least 6 months in advance.

If the lessee continues to rent the property after the specified term, the agreement will be considered to be extended for another 9 years.

During the 2nd 9-year period each of the parties will be entitled to end the present agreement prematurely at the end of every 3-year period, provided notice is served by registered letter at least 6 months before the end of this period.

Article 9: Inventory of fixtures

An inventory of fixtures of the leased property will be drawn up and approved by both parties at the latest on the effective date of the agreement or on the day the property is actually occupied by the lessee.

This inventory of fixtures will form an integral part of this agreement.

The inventory of fixtures will be made up by an expert appointed in mutual consultation between the parties or by the parties themselves.

The fees for the appointed expert will be paid by both parties, each for 50%.

At the end of the lease an inventory of fixtures will be drawn up again according to the same procedure to determine the amount of any damage caused to the property as well as any damages due to unavailability of the leased property.

Article 10: Adaptations

The lessee will not be allowed to make any changes or adapt the leased property or add or demolish any structures, without the lessor’s prior written agreement.

Moreover, in that case the works will be executed at the sole expense and risk of the lessee.

The lessor reserves the right to supervise the works requested or started by the lessee (or have such works supervised by a third party) at the sole expense of the lessee, and without being held responsible for this supervision in any way.

The lessor reserves the right to supervise the works requested or started by the lessee (or have such works supervised by a third party) at the sole expense of the lessor, and without being held responsible for this supervision in any way.

In all circumstances the lessee will be the only one responsible for the conservation of the leased property, and this in accordance with the building permit and any laws, regulations, instructions or notifications issued by the competent authorities, recognised institutions or insurance companies, and also in the area of fire fighting conditions, the ARAB (General Rules for the Industrial Safety) and of any laws which may be applicable during the term of the lease agreement to the rented property.

At the end of the lease agreement all alterations, adaptations or improvements, including partition walls, will by law become the lessor’s property free of charge and shall be handed over to him in good condition.

Works executed without the lessor’s permission will, at the lessor’s discretion, either become his full property free of charge at the end of the lease agreement, or he may demand that the lessee entirely or partially removes the adaptations or renovations at his expense in order to restore everything to its original state.

Article 11: Repairs and maintenance

The lessee will adequately maintain the leased property and be responsible for all maintenance costs, whatever their nature and cause is.

Only gross repairs as referred to in article 605 and 606 of the Civil Code are for account of the lessor.

The lessee shall immediately notify the lessor by registered letter of any repairs he detects, as soon as they are detected, and which he thinks classify under gross repairs.

If the lessee does not comply with this obligation, he will be obliged to carry out such gross repairs at his own expense.

The lessee will have to tolerate all necessary repairs carried out by the lessor without being entitled to claim any damages whatsoever from the lessor.

The lessee shall ensure that the lessor or his appointees get access to the property for any required inspections and checks of the state of the property in the circumstances corresponding to the performance of the lessee’s activities.

Except in case of intent of the lessor, the lessee explicitly waives any recourse action against the lessor, by virtue of articles 1721, 1722, 1719 and 1386 of the Civil Code.

The leased property shall not entirely or partially be subleased by the lessee, without explicit prior written approval of the lessor, who will always be entitled to refuse without stating any particular reason.

The parties agree that the lessee can let its subsidiary businesses use the property in question, namely:

-	nv New Bitsnap
-	nv DMD
-	nv Plasma X Europe
-	company to be established for by-products
-	DMDS Ltd.

The parties explicitly agree that these subsidiary businesses may under no circumstances perform any activities subject to commercial lease contract laws.

However, the lessee is allowed to transfer the lease agreement to a new lessee who is found creditworthy by the owner.

In any other circumstances the transfer of the lease agreement is forbidden.

Article 13: Insurance – waiver of recourse

The lessee shall take out the following insurance policies with a first class Belgian insurance company:

a.

The lessee shall take out a fire insurance for the entire property leased by him, including fixed fixtures and fittings, of the “integral insurance” type. The lessee shall present the evidence of paid premiums on request of the lessor.

b.

The lessee shall also insure the obligation he has vis-à-vis the lessor on the basis of articles 1382, 1374, 1732 and 1735 Civil Code for damage caused to the rented property by fire, explosion or water.

c.	The lessee shall also insure, at his expense, the glazing of all the fixed glassware against breakage, including cases of Acts of God.
d.	The policies shall specify that the insurance cannot be terminated, for any reason whatsoever, but with a notice term of 1 month, which will also be notified to the lessor.
e.	The lessee agrees to provide evidence to the lessor, within 30 days after occupying the building, that the insurance was taken out.
f.	Upon explicit request of the lessor, the lessee agrees to provide evidence of the payment of any relevant insurance premiums.
g.	The lessee explicitly states that he unreservedly waives any recourse he would be able to exercise by virtue of articles 1386 and 1721 of the Civil Code.

Article 14:

The lessee agrees to provide the building, at his expense, with the required equipment to prevent and fight fires and this in conformity with the standards and requirements prescribed by the competent authorities or which will be required in the course of the lease agreement.

Article 15: Expropriation

In case of expropriation in the public interest the lease agreement will end on the date when the expropriating authorities take possession of the premises.

The lessee shall not be entitled to claim any damages from the lessor.

The damages the lessee could claim from the expropriating authority shall under no circumstances decrease the amount of the damages falling due to the lessor.

Article 16: Visits to the rented property

During the 6 months before the end of the lease agreement, as well as in case the property is put up for sale, the lessee shall agree to apply ‘to let’ or ‘for sale’ posters in clearly visible parts in the building.

The lessee will also allow people accompanied by a representative from the lessor to visit the leased property at any time from Monday to Friday between 9.00am and 5.00pm on appointment.

Article 17: Dissolution by court order

In the event that the lease agreement is dissolved to the detriment of the lessee, he will be indebted an indemnification to the lessor amounting to 6 months rent and without prejudice to rents and charges due for the current quarter.

In case of bankruptcy, settlement out of court or composition, dissolution or liquidation of the lessee, the present lease agreement will legally be cancelled without requiring notice to the detriment of the lessee, who, in such case, will be indebted the aforementioned indemnification regardless of any other liabilities ensuing from the lease agreement.

Article 18: Choice of domicile

For the execution of the lease agreement the lessor chooses domicile at the following address: Zomergem, Rijvers 81; the lessee at the leased property.

Article 19: Costs, duties and amounts due

All costs which may result from concluding this lease agreement, such as registration duties, stamp duties and possible fines in case of late deposit or non-deposit at the registry, will be paid by the lessee.

All charges that are not calculated in this agreement are estimated ‘pro fisco’ at 5% of the rent.

Done in St Martens-Latem, on 20th December 2001, in triplicate, each of the parties acknowledges to have received one copy and one copy will be used for registration purposes.

The lessee	The lessor
(signed)	(signed)

Remedent NV	The Old Decanter NV
Guy De Vreese	Jean-Pierre Stampaert